Exhibit 99.1

ImClone Systems Incorporated
Investors and Media Contact:
Rebecca Gregory
(646) 638-5058

EXTENSIVE CLINICAL DATA ON ERBITUX® PRESENTED
AT THE 2007 ASCO ANNUAL MEETING

—   More than 60 ERBITUX abstracts presented in at least seven different tumor types

—   Significant clinical benefits with ERBITUX shown across the continuum of care for metastatic colorectal and advanced head and neck

New York, NY — June 5, 2007 - ERBITUX (cetuximab), the first approved IgG1 monoclonal antibody targeting the epidermal growth factor receptor (EGFR) developed and commercialized by ImClone Systems Incorporated, was the focus of nine oral and 46 poster presentations at the recently concluded 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO).

This year’s ASCO ERBITUX presentations showcased the extensive clinical development of ERBITUX reporting Phase I through Phase III clinical trial results in a broad range of cancers, including colorectal, head and neck, non-small cell lung, pancreatic, gastric, hepatocellular (liver), brain and ovarian cancer.

“We are very pleased with the extensive ERBITUX data that was presented at ASCO.  These findings should expand treatment options for patients with cancer,” said Alexander J. Denner, Ph.D., Chairman of ImClone System’s Executive Committee.  “The data continue to validate the IgG1 monoclonal antibody platform upon which the ImClone product pipeline is based.”

Colorectal Cancer Highlights

Results from three Phase III studies (CRYSTAL, EPIC and NCIC CO.17) discussed during oral presentations provide important evidence of the clinical benefits demonstrated with ERBITUX treatment across the continuum of care in metastatic colorectal cancer.  These three studies demonstrate significant improvements in 1st, 2nd and refractory mCRC patient outcomes including overall survival, survival without disease progression, tumor shrinkage and improvements in patient quality of life versus various standards of care.

The Phase III CRYSTAL study, conducted by Merck KGaA, of ERBITUX plus FOLFIRI (an irinotecan-based chemotherapy) in 1198 patients with previously untreated metatstatic colorectal cancer (mCRC) achieved its primary end point of improved survival without disease progression - decreasing the risk of disease progression by 15% (P = .0479).  This result, combined with a 21% improvement in response rate (46.9% vs. 38.7%, P = .0038), demonstrates that ERBITUX is a meaningful treatment option when added to FOLFIRI for first line metastatic CRC.

The presented CRYSTAL data also reflects that, due to the ability of ERBITUX to shrink tumors in this first-line setting, the opportunity for improving patients’ likelihood of surgical resection with curative intent may exist.  Curative surgical resection is the therapeutic goal for the roughly one third of colorectal cancer patients who have metastatic disease confined to the liver.  Based on the data presented, of the total study population, roughly three times as many patients in the cetuximab plus FOLFIRI group had their tumors completely removed (p=0.0034).  These findings are important because they point to the potential for ERBITUX plus FOLFIRI to help patients who were initially unable to undergo a complete resection.

“Although there has been incremental progress in the treatment of advanced colorectal cancer during the last decade, individual cancer patients and their families are looking for therapies that can provide reasonable probabilities for long-term survival and cure. This can be accomplished by new treatments that increase the likelihood that curative surgery can be performed,” said Eric Rowinsky, M.D., Chief Medical Officer and Senior Vice President of ImClone Systems. “We are very encouraged that the data from CRYSTAL suggests that the addition of ERBITUX to chemotherapy improved the surgical resection rates with curative intent in first-line colorectal cancer patients with metastases limited to the liver.”

Also presented at the meeting were quality of life data from the EPIC (Phase III, second-line mCRC) and NCIC CO.17 (Phase III, refractory mCRC) trials.  The EPIC study showed that ERBITUX, in combination with irinotecan, significantly improved survival without progression and provided a superior quality of life for patients versus those patients receiving irinotecan alone.  In NCIC CO. 17, ERBITUX, when used as a single agent in a refractory patient population, significantly improved overall survival and provided a superior quality of life for patients versus those patients receiving best supportive care.

Head and Neck Cancer (H&N) Highlights

Results from EXTREME, a large randomized Phase III study, also conducted by Merck KGaA,  in first line recurrent and/or metastatic head and neck (mH&N) cancer, demonstrated that patients who received ERBITUX and platinum based chemotherapy experienced a significant improvement in overall survival versus chemotherapy alone.

“We are very excited by the findings of this trial as they demonstrate that ERBITUX provides a survival benefit across the continuum of care for patients with head and neck cancer.  ERBITUX now offers patients a survival advantage in advanced local regional disease and in the metastatic setting.” said Eric K. Rowinsky, M.D., Chief Medical Officer and Senior Vice President of ImClone Systems. “Importantly, the survival time reported in this study is the longest ever seen in this metastatic patient population.”

The EXTREME trial included more than 440 patients with stage III/IV mH&N. The primary endpoint was overall survival.  Analyses of secondary endpoints such as progression-free survival, response rate, disease control rate, safety, and quality of life are currently ongoing.

Non Small Cell Lung Cancer (NSCLC)

Encouraging outcomes were reported at ASCO from two Phase II randomized trials in the treatment of naïve (first-line) advanced NSCLC.  In one of these studies, favorable overall survival, progression-free survival, response rate and safety were observed when ERBITUX was added to gemcitabine and a platinum-based chemotherapy.  In the other NSCLC study, ERBITUX, when used in combination with or following carboplatin and paclitaxel therapy, met the prespecified >10 month survival criteria.

Definitive Phase III data regarding the use of ERBITUX in 1st line NSCLC are expected to be available later this year from two large randomized trials (FLEX and BMS-099) that have enrolled approximately 1800 patients.

Pancreatic Cancer

In pancreatic cancer, a notoriously difficult-to-treat cancer, the Phase III SWOG S0205 trial did not meet its primary end point.  On-going trials are continuing to investigate additional combinations of ERBITUX with chemotherapy and biologics in patients with this aggressive cancer for whom treatment options remain acutely limited.

Other ERBITUX data presented at ASCO included the following:

•                  Two randomized studies evaluated ERBITUX combined with oxaliplatin-based chemotherapy in first line mCRC.  OPUS, a randomized Phase II study, demonstrated approximately a 10% improvement in response rate (45.6% vs 35.7%) compared to chemotherapy alone.  This difference, however, was not statistically significant.  However, for a subgroup of patients with an ECOG performance status of 0 and 1 the response rate was statistically in favor of the ERBITUX/FOLFOX combination.  COIN, a randomized Phase III study, showed that ERBITUX can be safely combined with three different oxaliplatin regimens.

•                  The feasibility of ERBITUX administration at 500 mg/m2 every 2 weeks as 60 minute infusion was reported in mCRC patients with refractory disease.  This data corroborates previous findings suggesting that ERBITUX may be administered every two weeks.

•                  In vitro data confirmed that ERBITUX, an IgGI monoclonal antibody, induces antibody-dependent cellular cytotoxicity (ADCC) in contrast to the lack of such activity in IgG2 monoclonal antibodies.

•                  Erbitux plus radiation is currently a standard of care for patients with locally advanced Head and Neck cancer.  The Eastern Cooperative Oncology Group reported promising results of a Phase II neoadjuvant study evaluating induction ERBITUX plus chemotherapy followed by ERBITUX plus chemo-radiation (N=74); high rates of complete pathological responses were documented.  ERBITUX in combination with chemotherapy and radiation is being further evaluated in an ongoing Phase III trial conducted by the Radiation Therapy Oncology Group.

Additional details of these and other ERBITUX presentations can be found on the ASCO website at http://www.asco.org.

About ERBITUX (Cetuximab):

ERBITUX is a monoclonal antibody (IgG1 Mab) designed to inhibit the function of a molecular structure expressed on the surface of normal and tumor cells called the epidermal growth factor receptor (EGFR, HER1, c-ErbB-1). In vitro assays and in vivo animal studies have shown that binding of ERBITUX to the EGFR blocks phosphorylation and activation of receptor-associated kinases, resulting in inhibition of cell growth, induction of apoptosis, and decreased matrix metalloproteinase and vascular endothelial growth factor production. In vitro, ERBITUX can mediate antibody-dependent cellular cytotoxicity (ADCC) against certain human tumor types. While the mechanism of ERBITUX’ anti-tumor effect(s) in vivo is unknown, all of these processes may contribute to the overall therapeutic effect of ERBITUX. EGFR is part of a signaling pathway that is linked to the growth and development of many human cancers, including those of the head and neck, colon and rectum.

ERBITUX (Cetuximab), in combination with radiation therapy, is indicated for the treatment of locally or regionally advanced squamous cell carcinoma of the head and neck. ERBITUX as a single agent is indicated for the treatment of patients with recurrent or metastatic squamous cell carcinoma of the head and neck for whom prior platinum-based therapy has failed.

ERBITUX is indicated for the treatment of EGFR-expressing, metastatic colorectal carcinoma (mCRC) in combination with irinotecan for patients who are refractory to irinotecan-based chemotherapy, and as a single agent for patients who are intolerant to irinotecan-based therapy. The effectiveness of ERBITUX for the treatment of EGFR-expressing mCRC cancer is based on objective response rates.

For full prescribing information, including boxed WARNINGS regarding infusion reactions and cardiopulmonary arrest, visit http://www.ERBITUX.com.

Important Safety Information:

Grade 3/4 infusion reactions, rarely with fatal outcome (<1 in 1000), occurred in approximately 3% (46/1485) of patients receiving ERBITUX (Cetuximab) therapy. These reactions are characterized by rapid onset of airway obstruction (bronchospasm, stridor, hoarseness), urticaria, hypotension, and/or cardiac arrest. Severe infusion reactions require immediate and permanent discontinuation of ERBITUX therapy.

Most reactions (90%) were associated with the first infusion of ERBITUX despite the use of prophylactic antihistamines. Caution must be exercised with every ERBITUX infusion as there were patients who experienced their first severe infusion reaction during later infusions. A 1-hour observation period is recommended following the ERBITUX infusion. Longer observation periods may be required in patients who experience infusion reactions.

Cardiopulmonary arrest and/or sudden death occurred in 2% (4/208) of patients with squamous cell carcinoma of the head and neck treated with radiation therapy and ERBITUX as compared to none of 212 patients treated with radiation therapy alone. Fatal events occurred within 1 to 43 days after the last ERBITUX treatment. ERBITUX in combination with radiation therapy should be used with caution in patients with known coronary artery disease, congestive heart failure and arrhythmias. Close monitoring of serum electrolytes, including serum magnesium, potassium, and calcium during and after ERBITUX therapy is recommended.

Severe cases of interstitial lung disease (ILD), which was fatal in one case, occurred in less than 0.5% of 774 patients with advanced colorectal cancer (mCRC) receiving ERBITUX. There was one case of ILD reported in 796 patients with head and neck cancer receiving ERBITUX in clinical studies.

In clinical studies of ERBITUX, dermatologic toxicities, including acneForm rash, skin drying and fissuring, and inflammatory and infectious sequelae (eg, blepharitis, cheilitis, cellulitis, cyst) were reported. In 208 patients receiving ERBITUX + RT, acneForm rash was reported in 87% (17% severe) as compared to 10% in 212 patients treated with radiation therapy alone (1% severe). In patients receiving ERBITUX alone, 76% (N=103) experienced acneForm rash (1% severe). In patients with mCRC, acneForm rash was reported in 89% (686/774) of all treated patients, and was severe in 11% (84/774). Subsequent to the development of severe dermatologic toxicities, complications including S. aureus sepsis and abscesses requiring incision and drainage were reported. Sun exposure may exacerbate these effects. A related nail disorder, occurring in 12% (0.4% Grade 3) of patients, was characterized as a paronychial inflammation.

The safety of ERBITUX in combination with radiation therapy and cisplatin has not been established. Death and serious cardiotoxicity were observed in a single-am trial with ERBITUX, delayed, accelerated (concomitant boost) fractionation radiation therapy, and cisplatin (100 mg/m2) conducted in patients with locally advanced squamous cell carcinoma of the head and neck. Two of 21 patients died, one as a result of pneumonia and one of an unknown cause. Four patients discontinued treatment due to adverse events. Two of these discontinuations were due to cardiac events (myocardial infarction in one patient and arrhythmia, diminished cardiac output, and hypotension in the other patient).

The incidence of hypomagnesemia (both overall and severe [NCI CTC Grades 3 & 4]) was increased in patients receiving ERBITUX alone or in combination with chemotherapy as compared to those receiving best supportive care or chemotherapy alone based on ongoing, controlled clinical trials in 244 patients. Approximately one-half of these patients receiving ERBITUX experienced hypomagnesemia and 10-15% experienced severe hypomagnesemia. Electrolyte repletion was necessary in some patients and in severe cases, intravenous replacement was required. Patients receiving ERBITUX therapy should be periodically monitored for hypomagnesemia, and accompanying hypocalcemia and hypokalemia during, and up to 8 weeks following the completion of, ERBITUX therapy.

The most serious adverse reactions associated with ERBITUX in combination with radiation therapy in 208 patients with head and neck cancer were infusion reaction (3%), cardiopulmonary arrest (2%), dermatologic toxicity (2.5%), mucositis (6%), radiation dermatitis (3%), confusion (2%), and diarrhea (2%).

The most serious adverse reactions associated with ERBITUX in mCRC clinical trials (N=774) were infusion reaction (3%), dermatologic toxicity (1%), interstitial lung disease (0.4%), fever (5%), sepsis (3%), kidney failure (2%), pulmonary embolus (1%), dehydration (5% in patients receiving ERBITUX with irinotecan, 2% in patients receiving ERBITUX as a single agent) and diarrhea (6% in patients receiving ERBITUX with irinotecan, 0.2% in patients receiving ERBITUX as a single agent).

The overall incidence of late radiation toxicities (any grade) was higher with ERBITUX in combination with radiation therapy compared with radiation therapy alone. The following sites were affected: salivary glands (65%/56%), larynx (52%/36%), subcutaneous tissue (49%/45%), mucous membranes (48%/39%), esophagus (44%/35%), skin (42%/33%), brain (11%/9%), lung (11%/8%), spinal cord (4%/3%), and bone (4%/5%) in the ERBITUX and radiation versus radiation alone arms, respectively.

The incidence of Grade 3 or 4 late radiation toxicities were generally similar between the radiation therapy alone and the ERBITUX plus radiation therapy arms.

The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX in combination with radiation therapy (n=208) versus radiation alone (n=212) were mucositis-stomatitis (93%/94%), acneForm rash (87%/10%), radiation dermatitis (86%/90%), weight loss (84%/72%), xerostomia (72%/71%), dysphagia (65%/63%), asthenia (56%/49%), nausea (49%/37%), constipation (35%/30%) and vomiting (29%/23%). The most common adverse events seen in patients with carcinomas of the head and neck receiving ERBITUX as a single agent (N=103) were acneForm rash (76%), asthenia (45%), pain (28%), fever (27%) and weight loss (27%).

The most common adverse events seen in patients with mCRC receiving ERBITUX with irinotecan (n=354) or ERBITUX as a single agent (n=420) were acneForm rash (88%/90%), asthenia/malaise (73%/48%), diarrhea (72%/25%), nausea (55%/29%), abdominal pain (45%/26%), vomiting (41%/25%), fever (34%/27%), constipation (30%/26%), and headache (14%/26%).

About ImClone Systems Incorporated:

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers.  The Company’s research and development programs include growth factor blockers and angiogenesis inhibitors.   ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market.  ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation ReForm Act of 1995 and the Federal securities laws.  Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation ReForm Act of 1995.  The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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